Exhibit 4.5

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (this “Agreement”) is made and entered into as of this 18th day of December, 2013 by and among Histogenics Corporation, a Delaware corporation with a place of business at 830 Winter St., Waltham, MA 02451 (the “Corporation”), and each of the parties specified in Schedule A attached hereto (the “Net Sales Payment Recipients”).

Background

In connection with the purchase by certain investors of the Corporation’s Series A Preferred Stock of the Corporation pursuant to the Series A Preferred Stock Purchase Agreement, dated July 20, 2012, the Corporation agreed to pay to the holders of the Corporation’s Series A Preferred Stock royalties equal to two percent (2%) of Net Sales (as defined below) based on the Corporation’s sales of its products. The terms and conditions of such payment obligation were formalized in the Corporation’s Fourth Amended and Restated Certification of Incorporation (the “Former Certificate of Incorporation”).

In connection with the purchase by certain of the Net Sales Payment Recipients of Series A-1 Preferred Stock pursuant to the Amended and Restated Series A and A-1 Preferred Stock Purchase Agreement, dated December 18, 2013 (the “Purchase Agreement”), the Corporation agreed to increase the royalty rate used to calculate the Net Sales Payment (as defined below) from percent (2%) to three percent (3%) and defined a Net Sales Payment Pro Rata Percentage payable specifically to the Net Sales Payment Recipients on Schedule A. In addition, at the election of the holders of at least a majority of the royalty rights based on the percentages set forth on Schedule A hereto (the “Majority Purchasers”), all or a portion of such revenue share will be redeemed by the Corporation. The Majority Purchasers can elect to have each Net Sales percentage point redeemed for $10.0 million payable in cash or common stock of the Corporation at their election. The parties intend this Agreement (instead of the Former Certification of Incorporation) to set forth each of their rights and obligations with respect to the foregoing.

Agreement

NOW, THEREFORE, the Corporation and the Net Sales Payment Recipients agree as follows:

1. Net Sales Payment.

(a) Net Sales Payment. Within forty-five (45) days of the end of each calendar year, the Corporation shall pay to each Net Sales Payment Recipient a payment equal to, in the aggregate, three percent (3%) of Net Sales (as defined below) during such calendar year (the “Net Sales Payment”). The Net Sales Payment shall be distributed among the Net Sales Payment Recipients, pro rata based on the percentages set forth on Schedule A hereto; provided, however, that if a Net Sales Payment Recipient does not participate in the Third Closing (as defined in the Purchase Agreement), if any, or there are any additional purchasers of the Corporation’s Series A-1 Preferred Stock after the date hereof, the percentages on Schedule A hereto shall be adjusted accordingly to reflect such Third Closing, if any, or the additional purchase of Series A-1 Preferred Stock; provided further that, notwithstanding the immediately preceding proviso, Schedule A hereto shall not be amended or changed without the consent of the Corporation and the Majority Purchasers after the Corporation’s initial public offering. Notwithstanding anything to the contrary in this Section 1(a), each Net Sales Payment Recipient, may, in its sole and absolute discretion, elect to permanently waive its right to receive its Net Sales Payment for any given calendar year (the “Non-Payment Election”). Any Net Sales Payment Recipient making a Non-Payment Election shall notify the Corporation in writing of such Non-Payment Election by October 31 of such calendar year.

(b) Net Sales.

(i) Net Sales shall be calculated as set forth in this Section 1(b) and shall be determined in accordance with the then-current generally accepted accounting principles in the United States, consistently applied during the applicable calculation period throughout the Corporation’s organization, except as otherwise provided in Section 2 below. For clarity, as used in this Section 1, “products” refers to both products and services, and “sales” refers to any sale, transfer, lease or other disposition by the Corporation, its Affiliates (as defined below) or their sublicensees of a product or service.

(ii) Subject to the conditions set forth below, “Net Sales” shall mean the gross amount received by the Corporation, its Affiliates and their sublicensees for or on account of sales of the Corporation’s products less the following amounts to the extent separately stated on the bill or invoice or actually paid by the Corporation, without duplication, in effecting such sale:

(A) amounts repaid or credited by reason of actual rejection or return of applicable products;

(B) reasonable and customary trade, quantity or cash rebates or discounts to the extent allowed and taken;

(C) amounts for outbound transportation, insurance, handling and shipping; and

(D) taxes, customs duties and other governmental charges levied on or measured by sales of products, as adjusted for rebates and refunds.

(iii) Specifically excluded from the definition of “Net Sales” are amounts attributable to any sale of any product between or among the Corporation and any of its

Affiliates (for purposes hereof, “Affiliate” shall mean any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with the Corporation), unless the transferee is the end purchaser, user or consumer of such product. In such cases, “Net Sales” shall be determined based on the billed or invoiced sales price by the transferee to the first third party purchaser, less the deductions allowed under Section 1(b)(ii) above. If any other sales of products are made in transactions that are not at arm’s length between the buyer and seller, then the gross amount to be included in the calculation of Net Sales will be based on the average non-discounted cash amount charged to independent third parties for the product during the same period in the same country or, in the absence of such transaction, on the fair market value of the product in that country.

(iv) If any product is sold for non-cash consideration, Net Sales shall be calculated based on the average non-discounted cash amount charged to independent third parties for the product during the same period in the same country or, in the absence of such transaction, on the fair market value of the product in that country.

(c) Reports. Concurrently with the making of Net Sales Payments, the Corporation shall provide a written report, certified by an officer of the Corporation, to the Net Sales Payment Recipients, stating the number of products sold and/or distributed in the prior year, the price at which such products were sold on a country by country basis and the calculation of Net Sales Payments (including support for any of the deductions to Net Sales as set forth above).

(d) Records. The Corporation agrees to maintain true and accurate records, files, and books of account containing all the data reasonably required for the full computation and verification of the Net Sales Payments hereunder. Such records, files, and books of account shall be kept for a period of no less than two (2) years following the submission of the written reports required by Section 1(c) to which they relate.

(e) Survival of Net Sales Distribution. Subject to Section 2 below, the right of the Net Sales Payment Recipients to receive the Net Sales Payments pursuant to this Section 1 shall survive an initial public offering, voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined in the Corporation’s Fifth Amended and Restated Certificate of Incorporation).

(f) Early Payment. Notwithstanding anything to the contrary in this Section 1, any accrued but unpaid Net Sales Payments shall be payable upon (i) a voluntary or involuntary liquidation, dissolution or winding up of the Corporation; (ii) a Deemed Liquidation Event; or (iii) the redemption of a share of Series A Preferred Stock or Series A-1 Preferred Stock.

(g) Current Net Sales Payments. The Corporation and each Net Sales Recipient hereby acknowledge that there are no accrued but unpaid Net Sales Payments as of the date hereof.

2. Redemption. At the election of the Majority Purchasers, all or a portion of the Net Sales Payments will be redeemed by the Corporation. The Majority Purchasers can elect (an “Election”) to have each Net Sales percentage point redeemed for $10.0 million payable in cash or the Corporation’s common stock, par value $0.001 (the “Common Stock”) at their election. Common Stock will be valued as follows: if publicly traded a ten (10) day trailing closing average and, if not publicly traded, the fair market value as determined by the Corporation’s Board of Directors, in its sole and absolute discretion. Cash payments will be subject to the Corporation’s ability to make such payments out of funds legally available under Delaware law. Subject to the foregoing, redemption shall occur within forty-five (45) days following an Election. The Majority Purchasers may make an Election any time after January 1, 2017 and prior to January 1, 2019; provided, however, each Election must be at least six (6) months apart. For the avoidance of doubt, each redemption of a Net Sales percentage point pursuant to this Section will reduce the royalty rate used to calculate the Net Sales Payment Recipients’ share of Net Sales based on the Corporation’s sales of its products by a percentage point. Once all three (3) percentage points have been redeemed pursuant to this Section, the right of the Net Sales Payment Recipients to receive the Net Sales Payments, and this Agreement, will automatically terminate. Section 1(d) will survive any such termination for the period provided therein.

3. Miscellaneous.

(a) Notices. All notices under this Agreement shall be in writing, and shall be deemed given when delivered in person or by a recognized overnight courier service, when sent by confirmed fax or electronic mail, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

(b) Assignment. This Agreement shall not be assigned by any Net Sales Payment Recipients without the prior written consent of the Corporation. Any attempted assignment in contravention with the foregoing shall be void. This Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and any permitted assigns.

(c) Amendments and Waivers. This Agreement and its provisions may not be changed, amended, modified, or waived, except by a written instrument executed by the Corporation and the Majority Purchasers. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or any subsequent breach of any other provision, term, covenant, representation or warranty of this Agreement.

(d) Governing Law; Jurisdiction. This Agreement, including any dispute or controversy arising out of or related to this Agreement or the breach thereof, shall be subject to, governed by, and construed in accordance with, the laws of the State of Delaware, without reference to its principles of conflict of laws.

(e) Entire Agreement. This Agreement constitutes the entire agreement among such parties pertaining to the subject matter hereof and supersedes any and all other written or oral agreements among the parties pertaining to such subject matter, including, without limitation, Section 10 of the Certificate of Incorporation.

(f) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(g) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h) Construction. As appropriate in context, whenever the singular number is used herein, the same shall include the plural, and the neuter, masculine, and feminine genders shall include each other.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(j) Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(k) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(l) Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of California and to the jurisdiction of the United States District Court for the Northern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of California or the United States District Court for the Northern District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be executed by their duly authorized agents on the day and year first above written.

HISTOGENICS CORPORATION

By:	/s/ Peter Greenleaf
Name:	Peter Greenleaf
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO

HISTOGENICS CORPORATION

ROYALTY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be executed by their duly authorized agents on the day and year first above written.

ALTIMA RESTRUCTURE FUND LIMITED

By:	/s/ Malcom Goddard
Name:	Malcolm Goddard
Title:	Authorized Signatory

SIGNATURE PAGE TO

HISTOGENICS CORPORATION

ROYALTY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be executed by their duly authorized agents on the day and year first above written.

SPLIT ROCK PARTNERS II, LP
By:	Split Rock Partners II Management, LLC,
its General Partner

/s/ Steven L. P. Schwen
By: Steven L. P. Schwen
Its: Chief Financial Officer

SIGNATURE PAGE TO

HISTOGENICS CORPORATION

ROYALTY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be executed by their duly authorized agents on the day and year first above written.

/s/ Gene McGrevin
Gene McGrevin

SIGNATURE PAGE TO

HISTOGENICS CORPORATION

ROYALTY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be executed by their duly authorized agents on the day and year first above written.

BOSTON MILLENNIA ASSOCIATES II PARTNERSHIP

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	General Partner

BOSTON MILLENNIA PARTNERS GMBH & CO. KG

By:	Boston Millennia Verwaltungs GmbH

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	Managing Director

SIGNATURE PAGE TO

HISTOGENICS CORPORATION

ROYALTY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be executed by their duly authorized agents on the day and year first above written.

BOSTON MILLENNIA PARTNERS II LIMITED PARTNERSHIP
By:	Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	General Partner

BOSTON MILLENNIA PARTNERS II-A LIMITED PARTNERSHIP
By:	Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	General Partner

STRATEGIC ADVISORS FUND LIMITED PARTNERSHIP
By:	Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	General Partner

SIGNATURE PAGE TO

HISTOGENICS CORPORATION

ROYALTY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be executed by their duly authorized agents on the day and year first above written.

FOUNDATION MEDICAL PARTNERS II, L.P.
By:	Foundation Medical Managers II, LLC, its general partner

	By:	/s/ Lee Wrubel
Name:	Lee Wrubel
Title:	General Partner

SIGNATURE PAGE TO HISTOGENICS CORPORATION

ROYALTY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be executed by their duly authorized agents on the day and year first above written.

INFLECTION POINT VENTURES II, L.P.
By:	Inflection Point SBIC Associates LLC, its general partner

By:	/s/ Michael E. A. O’Malley
Managing Director

SIGNATURE PAGE TO

HISTOGENICS CORPORATION

ROYALTY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be executed by their duly authorized agents on the day and year first above written.

FINTECH GIMV FUND LP

By:	FGF (GP) Management Limited Its General Partner

By:	/s/ Angela Keeney
Name:	Angela Keeney
Title:	Director

SIGNATURE PAGE TO

HISTOGENICS CORPORATION

ROYALTY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be executed by their duly authorized agents on the day and year first above written.

/s/ Ian Rosenberg
Ian Rosenberg

SIGNATURE PAGE TO

HISTOGENICS CORPORATION

ROYALTY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be executed by their duly authorized agents on the day and year first above written.

INVESTORS:

KEVIN L. RAKIN IRREVOCABLE TRUST

By:	/s/ Lloyd Hoffman
Name:	Lloyd Hoffman
Title:	Trustee

SIGNATURE PAGE TO

HISTOGENICS CORPORATION

ROYALTY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be executed by their duly authorized agents on the day and year first above written.

KEVIN RAKIN

/s/ Kevin Rakin
Kevin Rakin

SIGNATURE PAGE TO

HISTOGENICS CORPORATION

ROYALTY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be executed by their duly authorized agents on the day and year first above written.

BMV DIRECT LP

/s/ Greg N. Lubushkin
By:	Greg N. Lubushkin
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be executed by their duly authorized agents on the day and year first above written.

WILMSLOW ESTATES LIMITED

/s/ Cora Binchy /s/ Ian Ferguson
By: Chaumont (Directors) Limited

Name:
Title:	Directors Wilmslow Estates Limited

SIGNATURE PAGE TO

HISTOGENICS CORPORATION

ROYALTY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be executed by their duly authorized agents on the day and year first above written.

PROCHON HOLDINGS BV

By:	/s/ Cora Binchy /s/ Ian Ferguson
Chaumont (Directors) Limited
Directors: Prochon Holdings BV

SIGNATURE PAGE TO

HISTOGENICS CORPORATION

ROYALTY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Agreement to be executed by their duly authorized agents on the day and year first above written.

SOFINNOVA VENTURE PARTNERS VIII, L.P.
By:	Sofinnova Management VIII, L.L.C.
Its General Partner

By:	/s/ Garheng Kong
Partner Name:	Garheng Kong
Managing Member

Address:	2800 Sand Hill Road, Suite 150
Menlo Park, CA 94025

SIGNATURE PAGE TO

HISTOGENICS CORPORATION

ROYALTY AGREEMENT

Schedule A

Net Sales Payment Recipients

NAME/ADDRESS	NET SALES PAYMENT PRO RATA PERCENTAGES
Sofinnova Venture Partners VIII, L.P. 2800 Sand Hill Road, Suite 150 Menlo Park, CA 94025	0.9152%

Split Rock Partners II, LP 10400 Viking Drive, Suite 550 Minneapolis, MN 55344	0.6101%

FinTech Gimv Fund LP c/o FGT (GP) Management Limited La Motte Chambers St. Helier, Jersey Channel Islands JE1 1BJ	0.1768%

BMV Direct LP 17190 Bernardo Center Drive San Diego, CA 92128 Attn: Corp Legal	0.1156%

Boston Millennia Partners II Limited Partnership 30 Rowes Wharf Boston, MA 02110	0.1089%

Boston Millennia Partners II-A Limited Partnership 30 Rowes Wharf Boston, MA 02110	0.0052%

Boston Millennia Partners GmbH & Co. KG 30 Rowes Wharf Boston, MA 02110	0.0155%

Boston Millennia Associates II Partnership 30 Rowes Wharf Boston, MA 02110	0.0006%

NAME/ADDRESS	NET SALES PAYMENT PRO RATA PERCENTAGES
Strategic Advisors Fund Limited Partnership 30 Rowes Wharf Boston, MA 02110	0.0010%

ProChon Holdings BV Stonehage SA Rue du Puit-Godet 12, PO Box 126 2005 Neuchatel 5 Switzerland	0.7035%

Altima Global Special Opportunities Master Fund Limited Altima Partners LLP 11 Slingsby Place, 2nd Floor St. Martin’s Courtyard London, UK WC2E 9AB	0.1811%

Foundation Medical Partners II, L.P. 105 Rowayton Avenue Rowayton, CT 06853	0.0280%

Inflection Point Ventures II, L.P. 30 Washington Street Wellesley, MA 02481	0.0385%

Gene McGrevin 10697 Bell Road Duluth, GA 30097	0.0479%

Wilmslow Estates Limited c/o Stonehage Group 2 The Forum Grenville Street St Helier Jersey JE1 4HH	0.0153%

Ian Rosenberg 4712 Spyglass Drive Dallas, Texas 75287	0.0214%

Kevin L. Rakin Irrevocable Trust 14 Side Hill Road Westport, CT 06880	0.0062%

NAME/ADDRESS	NET SALES PAYMENT PRO RATA PERCENTAGES

Kevin Rakin 14 Side Hill Road Westport, CT 06880	0.0092%